[logo]
           INFINITY
       BROADCASTING
        CORPORATION

 40 West 57th Street
New York, N.Y 10019
       212-314-9200


  INFINITY BROADCASTING CORPORATION BOARD OF DIRECTORS APPOINTS
        SPECIAL COMMITTEE TO REVIEW VIACOM INC. PROPOSAL


     New York, NY, August 15, 2000 - Infinity Broadcasting Corporation (NYSE: INF) announced today that its Board of Directors has formed a special committee composed of independent directors for the purpose of reviewing a proposal by Viacom Inc. (NYSE: VIA and VIA.B) to acquire in a merger transaction all outstanding shares of Infinity not held by Viacom for 0.564 of a share of Viacom Class B common stock per Infinity share. The special committee, consisting of Mr. Bruce S. Gordon and Mr. Jeffrey Sherman, anticipates retaining independent legal counsel and financial advisors to assist in its review of Viacom's proposal. Viacom Inc. owns 100% of Infinity's Class B common stock, which represents approximately 64.3% of the equity of Infinity and approximately 90.0% of the combined voting power of Infinity's Class A and Class B common stock.

     Infinity Broadcasting Corporation is one of the largest radio broadcasters in the United States, where it owns and operates 166 radio stations. The Company is the largest outdoor advertising company in North America, with operations in the United States, Canada and Mexico. Infinity also owns outdoor advertising properties in Europe, with operations in the United Kingdom, the Netherlands, France, Italy and Ireland. The Company also manages and holds an equity position in Westwood One, Inc. (NYSE:WON).


                           *    *    *

Press Contact:           Dana McClintock          212/975-1077